As filed with the Securities and Exchange Commission on July 24, 2015

Registration No. 333-190679

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 3 to Form S-1 Registration Statement

Under the Securities Act of 1933

COMMUNITY FINANCIAL SHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	36-4387843 (IRS Employer Identification No.)

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

(847) 939-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lisa J. Pattis

Executive Vice President, General Counsel, and Corporate Secretary

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

(847) 939-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pran Jha

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

(312) 853-7000

Approximate date of commencement of proposed sale to the public: Not applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-190679 (the “Registration Statement”) of Community Financial Shares, Inc. (the “Company”), which was filed with the Securities and Exchange Commission on August 16, 2013, as such Registration Statement has been amended through the date hereof, pertaining to the registration of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), issuable upon the conversion of shares of Series C Convertible Noncumulative Perpetual Preferred Stock and Series D Convertible Noncumulative Perpetual Preferred Stock.

This Post-Effective Amendment is being filed to deregister all of the shares of Common Stock previously registered under the above Registration Statement on Form S-1 and remaining available thereunder.

On July 24, 2015, pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of March 2, 2015, by and among Wintrust Financial Corporation, an Illinois corporation (“Wintrust”), Wintrust Merger Sub LLC, an Illinois limited liability company and wholly-owned subsidiary of Wintrust (“Merger Sub”), and the Company, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly-owned subsidiary of Wintrust (the “Merger”). Upon completion of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Company Common Stock held (other than in a fiduciary capacity) by the Company or Community Bank-Wheaton/Glen Ellyn, an Illinois state bank and wholly owned subsidiary of the Company, and shares of Company Common Stock with respect to which appraisal rights are validly exercised) was converted into the right to receive the combination of (x) $0.71 in cash and (y) 0.013 of a share of common stock, no par value per share, of Wintrust.

Accordingly, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, Merger Sub, as successor by merger of the Company, hereby removes from registration all securities registered but unsold under the Registration Statement, if any, as of the effective time of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Rosemont, State of Illinois, on July 24, 2015.

WINTRUST MERGER SUB LLC

By:	/s/ David A. Dykstra
David A. Dykstra
Manager

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